EXHBIT 99.1
FOR IMMEDIATE RELEASE
June 8, 2016

For further information contact:
Investor Relations
(512) 837-7100
PR@citizensinc.com

CITIZENS, INC. ANNOUNCES NEW CHAIRMAN AND INTERIM CEO

AUSTIN, TX - June 8, 2016 -- Citizens, Inc. (NYSE: CIA) today announced that its Board of Directors has appointed Board member Dr. Robert Sloan as Chairman. Dr. Sloan succeeds Rick Riley as Chairman of the Board. Riley has been Chairman of the Board since June 2015 and will continue to serve as a Citizens Board member.

“I am honored to be named Chairman of Citizens' Board,” said Dr. Robert Sloan. “It is a critical time to be part of Citizens as we execute on our transformative strategy. I am proud to serve alongside such accomplished Board leadership in this effort. On behalf of our Board of Directors, I would like to recognize Rick Riley for his service to Citizens.”

Dr. Sloan joined Citizens’ Board in 2006 and has served on the Executive Committee since his arrival. In his accomplished career, Dr. Sloan has served as CEO of two major academic institutions and has valuable insight into organizational structure, executive decision-making, financial operations and leadership. His executive management skills and extensive experience with organization strategy and governance provide invaluable insight and guidance to our Board’s oversight function. Dr. Sloan is President of Houston Baptist University.

Board member and Chairman of the Compensation Committee, Grant Teaff, said, “Dr. Sloan is a man of exceptional character and an accomplished leader. Citizens is fortunate to have a man of his caliber serve as its Chairman.”

Citizens also announced that Kay Osbourn, Citizens’ President and former CFO, has been unanimously appointed interim CEO, effective immediately. As part of its corporate strategy, the Board intends to begin a search process for the CEO as well as other critical C-level positions, with the assistance of an executive search firm.

Dr. E. Dean Gage, Vice Chairman of the Board and a member of the Board’s Executive Committee said, “We are thankful that Kay has agreed to step into the role of interim CEO during this important time for Citizens. With more than 25 years of executive experience in the insurance sector and a proven record as Citizens CFO and most recently President, Kay has a deep understanding not only of the industry, but of our business as well. We thank Kay for assuming these additional responsibilities while the Board commences its CEO search process, and believe that she is the right choice to lead Citizens as we continue to focus on the Company’s transformative initiatives.”

Mrs. Osbourn said, “I look forward to working alongside the Board and Citizens’ executive leadership team, as we execute on our corporate strategy. In addition to our C-level searches, I will be focused on continuing the momentum we have in our operational and strategic review of the business. Citizens remains well positioned to build on its positive momentum.”

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and the acquisition of other U.S.-based life insurance companies. Citizens Class A common stock closed at $7.85 on June 7, 2016.

_________________________________________________________________________________________________________________
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2015, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.